Exhibit 99.1

For Further Information

OSI Systems, Inc

Jeremy	Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 717 9182

OSI SYSTEMS AWARDED $125 MILLION VERDICT

HAWTHORNE, Calif.—(BUSINESS WIRE)— May 25, 2006: OSI Systems, Inc. (NASDAQ: OSIS), today announced that a jury in Federal Court in New York City today returned a verdict in favor of OSI Systems, Inc., awarding them $125 million in damages against L-3 Communications, Inc.

The jury found that L-3 breached its fiduciary duty to, and committed fraud against, OSI in connection with the purchase of the Perkin Elmer Security Detection Systems business in 2002. The jury awarded OSI $33 million in compensatory damages and $92 million in punitive damages. In addition, the jury also found OSI breached a confidentiality agreement and awarded L-3 nominal damages of one dollar. L-3 announced it intends to appeal.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.